EX-99.23.j.i

                         CONSENT OF INDEPENDENT AUDITORS

As independent public accountants, we hereby consent to the use of our report dated April 17, 2001 for the Columbia Partners Equity Fund, the Martin Capital U.S. Opportunity Fund and the Shepherd Values Growth Fund and to all references to our firm included in or made a part of this Post-Effective Amendment No. 54 to AmeriPrime Fund's Registration Statement on Form N-1A (file No. 33-96826), including the references to our firm under the heading "Financial Highlights" in the Prospectuses and under the heading "Accountants" in the Statements of Additional Information.

/s/

McCurdy & Associates CPA's, Inc.

Cleveland, Ohio
July 25, 2001